SUPERIOR
NEWS RELEASE	Investor Relations Line:
(818) 902-2701 www.supind.com

Contact:
Superior Industries
Bud Fanelli
(818) 781-4973

PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports
Strong Second Quarter and First Half
2010 Financial Results

-- Company Achieves Gross Margin of 14%; Net Sales Increase 141% --

VAN NUYS, CALIFORNIA -- August 13, 2010 -- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $10.1 million, or $0.38 per diluted share, for the second quarter of 2010, which included a $4.1 million loss on the sale of the company’s joint venture in Hungary.  This compares to a net loss in the second quarter of 2009 of $21.0 million, or $0.79 per share.

Unit shipments grew 114% in the second quarter of 2010, compared with depressed volumes in the same period a year ago.  Gross profit rose by $39.9 million to $27.9 million from negative gross profit of $12.0 million for the second quarter of 2009.  Income from operations increased $41.4 million to $20.6 million compared to a loss from operations of $20.8 million in the second quarter a year ago.

Net sales for the second quarter of 2010 increased 141% on increased unit shipments to all customers, compared with the second quarter of 2009.  Specifically, unit shipments to General Motors climbed 139%, Chrysler 264%, Ford 68% and international customers 115%, compared with the same quarter of 2009.

“I am very pleased with our operating performance in the second quarter,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “All of our North American aluminum wheel plants delivered improved operating results in the quarter on higher and more stable volume levels, reflecting a recovering automotive sector.

“Also during the second quarter, the company completed the sale of its 50% ownership in Suoftec to our joint venture partner, Otto Fuchs Kg, and subsequent to the close of the second quarter, we made an initial investment in Synergies Castings Limited, an aluminum wheel manufacturer in India,” Borick added.

Second Quarter Results
Consolidated net sales increased 141% to $194.6 million from $80.9 million for the same period of 2009.  Unit wheel shipments increased 114%, contributing $89.2 million of the $113.7 million increase in net sales.  Average selling prices increased approximately 14%, compared with the prior year, due to higher pass-through pricing of aluminum.

Gross profit increased to $27.9 million, or 14.3% of net sales, compared to negative gross profit of $12.0 million, or 14.9% of net sales, for the second quarter of 2009.  The principal reasons for the $39.9 million increase in gross profit were the sharp increase in customer requirements and the resulting increase in wheel production, which significantly impacted absorption of plant fixed costs.

Severance and other non-impairment costs associated with plant closures totaled approximately $1.0 million in the second quarter of 2010 and $6.5 million in the second quarter of 2009.  Mark-to-market adjustments on the company’s gas contracts resulted in additional gross profit of $1.1 million in the second quarter of 2010 and $500,000 for the second quarter of 2009.

SG&A expenses increased $1.5 million to $7.3 million, or 3.8% of net sales, from $5.8 million, or 7.2% of net sales, in the same period a year ago, principally due to higher costs associated with the company’s new enterprise resource planning (ERP) system, increased professional fees and increased incentive compensation expense.

The second quarter of 2009 included impairment charges totaling $2.9 million to reduce certain assets held for sale to their current market value.

On June 18, 2010, Superior sold its 50% ownership in the joint venture in Hungary for a total of $8.6 million in cash and other consideration, which resulted in a loss on sale of that investment in the second quarter of 2010 totaling $4.1 million.

Income from operations increased $41.4 million to $20.6 million, or 10.6% of net sales, versus a loss from operations of $20.8 million, or 25.7% of net sales, for the second quarter of 2009.

Income before income taxes and equity earnings was $16.3 million, which includes the $4.1 million loss on sale of the Hungarian joint venture.  The loss before income taxes and equity earnings of $21.6 million for the second quarter of 2009 included the impairment charges, other plant closure related costs and mark-to-market adjustments referred to above.

Income tax provision was $4.7 million, compared with an income tax benefit of $2.8 million for the second quarter of 2009.

Superior’s share of the joint venture’s net loss through the date of sale amounted to $1.5 million in the second quarter of 2010, compared with a net loss of $2.2 million in the same period a year ago.

At June 30, 2010, working capital was $274.7 million, including cash, cash equivalents and short-term investments of $144.8 million.  At June 30, 2009, working capital was $247.4 million, including cash and cash equivalents of $169.3 million.  Superior has no bank or other interest bearing debt.

First Half Results
Net sales increased 112% to $344.8 million from $162.4 million for the first half of 2009.  Unit wheel shipments increased 91%, compared with the prior year period.

Gross profit was $40.5 million, or 11.8% of net sales, compared to negative gross profit of $26.6 million, or 16.4% of net sales, in the prior year period.  The current year’s gross profit included $2.5 million of severance and other non-impairment costs associated with plant closures compared to $9.7 million in the first half of 2009.  Mark-to-market adjustments on the company’s gas contracts resulted in additional gross profit of $500,000 in the first half of 2010 compared to a reduction of gross profit of $3.4 million in the comparable period in 2009.

SG&A expenses increased to $13.5 million from $10.6 million in the first half of 2009, primarily due to costs related to a new enterprise resource planning system of $1.2 million, an increase in the provision for doubtful accounts of $900,000 and higher incentive compensation costs of $800,000.

Included in the first half of 2010 is the $4.1 million loss on sale of the company’s joint venture in Hungary.  During the first six months of 2009, the company recorded impairment costs totaling $11.8 million associated with the closures of its Pittsburg and Van Nuys plants and certain other operating assets that were held for sale.

Income before income taxes and equity earnings was $22.3 million compared to the loss before income taxes and equity earnings of $50.7 million for the first six months of 2009.  The company’s share of the Hungarian joint venture’s first half losses in 2010 and 2009 were $2.8 million and $3.1 million, respectively.

Income tax provision was $500,000, compared with $23.6 million for the first six months of 2009.  Due to the completion of a tax examination during the first quarter of 2010, the income tax provision included the reversal of a portion of the liability for unrecognized tax benefits, the net impact of which was a benefit of $10.3 million.  The reduction of income tax expense was partially offset by the net provision for income taxes on U.S. and foreign income and other current period tax adjustments.  In the first quarter of 2009, the company recorded a valuation allowance on its U.S. deferred tax assets totaling $25.3 million.  This charge against 2009 income tax expense was necessary because of the continued deterioration of the overall economy and the volatility of the automotive industry in the first quarter of 2009, which created significant uncertainty as to the realization of U.S. net deferred tax assets.

Net income for the first half of 2010 was $19.0 million, or $0.71 per diluted share, compared to a net loss of $77.5 million, or $2.90 per share, in the same period in 2009.

Subsequent to the close of the 2010 second quarter, the company acquired for $2.5 million, 8.7% of the outstanding shares of privately-owned Synergies Castings Limited, an aluminum wheel manufacturer in Visakhapatnam, India.  Concurrently, Superior entered into a definitive agreement to make, subject to certain conditions, additional equity investments totaling $7.0 million, resulting in a total investment of approximately 26% of Synergies’ issued equity by December 31, 2010.

Conference Call
Superior will host a conference call beginning at 10 a.m. PDT (1 p.m. EDT) on August 13, 2010 that will be broadcast on the company's website, www.supind.com.  Interested parties are invited to listen to the webcast.  In addition, a PowerPoint presentation will be posted on the company’s website and referred to during the conference call.  The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and archived for approximately one year.

During the conference call, the company’s management plans to review operating results and discuss other financial and operating matters.  In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Suzuki, Toyota and Volkswagen.  For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated levels of demand for the Company’s products, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net Sales	$194,562	$80,886	$344,758	$162,434

Cost of Sales	166,670	92,942	304,238	189,003
Gross Profit (Loss)	27,892	(12,056)	40,520	(26,569)

Selling and Administrative Expenses	7,323	5,838	13,549	10,613
Impairment of Long-Lived Assets	-	2,894	-	11,804
Income (Loss) From Operations	20,569	(20,788)	26,971	(48,986)

Loss on Sale of Investment in Joint Venture	4,110	-	4,110	-
Other Expense, Net	207	794	525	1,695

Income (Loss) Before Income Taxes
and Equity Earnings	16,252	(21,582)	22,336	(50,681)

Income Tax Benefit (Provision)	(4,674)	2,817	(501)	(23,643)
Equity Losses of Joint Venture	(1,489)	(2,204)	(2,847)	(3,146)

Net Income (Loss)	$10,089	$(20,969)	$18,988	$(77,470)

Income (Loss) Per Share:
Basic	$0.38	$(0.79)	$0.71	$(2.90)
Diluted	$0.38	$(0.79)	$0.71	$(2.90)

Weighted Average and Equivalent Shares
Outstanding for Earnings Per Share:
Basic	26,690,000	26,668,000	26,679,000	26,668,000
Diluted	26,763,000	26,668,000	26,739,000	26,668,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of June 30
	2010	2009
Current Assets	$350,765	$ 297,677
Property, Plant and Equipment, net	171,986	188,229
Investments and Other Assets	38,282	60,389
	$561,033	$ 546,295

Current Liabilities	$76,100	$ 50,326
Long-Term Liabilities	104,953	100,164
Shareholders' Equity	379,980	395,805
	$561,033	$ 546,295